Exhibit 10.10

MEMORIALIZATION OF AMOUNTS DUE

This agreement memorializes and documents that Mr. George Mainas has agreed to pay various business expenses for and on behalf of Public Media Works, Inc. (the “Company”), and that certain amounts are due and outstanding, and subject to payment of by the Company on demand by Mr. Mainas.  As of December 31, 2003, the balance payable representing expenses incurred but unpaid was $87,176.  Both parties agree that interest shall not accrue on such amount unless expressly agreed to by the parties and memorialized in written form.

Acknowledged and accepted by the parties on this 1st day of January, 2004:

/s/ Mr. George Mainas	/s/ Thomas A. Szabo
Mr. George Mainas	Public Media Works, Inc.
	By:	Thomas A. Szabo
	Title:	Chief Executive Officer and Chairman